Exhibit 10.2

September 29, 2011

Chuck Scullion

Re:	Letter Agreement

Dear Chuck:

Reference is hereby made to that certain Executive Employment Agreement (the “Agreement”), dated as of May 12, 2011, by and between Motricity, Inc. (the “Company”) and Chuck Scullion (the “Executive”). All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Agreement.

In recognition of the strategic options that are being considered for the Company, we would like to emphasize your role as Chief Strategy Officer of the Company and in doing so provide that your role as the Company’s Strategy Officer will include among others to: (i) manage the strategic consideration for the Company in close cooperation with the Company’s interim CEO, Board of Directors and outside consultants and (ii) build and develop the Company’s strategic partnerships. In your role as Chief Strategy Officer, you will be the executive officer in charge of strategy and as such you will take direction from and report directly to the Company’s interim CEO or CEO. In addition, your role would be to serve as interim President with profit and loss responsibility of the Company’s mobile marketing and advertising (“MMA”) business reporting to the Company’s interim CEO or CEO.

Notwithstanding anything to the contrary set forth in the Agreement, the Executive hereby acknowledges and agrees that the following actions, events or internal corporate restructurings (either alone or in combination) shall not be considered actions that permit the Executive to terminate employment for Good Reason, as defined in the Agreement: (i) the appointment of an individual or individuals, other than the Executive, to supervise the Company’s administrative functions including, without limitation, the human resources, procurement and facilities department (the “Administrative Departments”); (ii) the appointment of an individual or individuals, other than the Executive, to supervise or perform any or all functions and services typically provided by the Administrative Departments, including but not limited to, the hiring and firing of Company employees and the appointment; (iii) the removal of the Executive as the supervisor of the Company’s Administrative Departments or the removal from the Executive of any responsibilities typically provided by the Administrative Departments, including but not limited to, the hiring and firing of Company employees, or (iv) the change of Executive’s title from Chief Strategy and Administrative Officer to Chief Strategy Officer. Furthermore, you acknowledge that your role as President of MMA is interim and that any change in your role as such as a result of a transaction or otherwise, shall not be considered actions that permit you to terminate your employment for Good Reason, as defined in the Agreement.

As further consideration for the changes contemplated herein, the Company waives its right pursuant to Appendix A of the Agreement, to require you to repay any relocation costs and Relocation Bonus in connection with a resignation by you.

This letter agreement represents the Executive’s consent to the aforementioned actions, events or internal corporate restructurings, as contemplated by Section 8(d) of the Agreement.

This letter agreement may be executed in counterparts (including by facsimile and other electronic means) with the same effect as if both parties had signed the same document. Such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Please sign and return an original and one copy of this letter agreement to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter agreement and your acceptance shall constitute a binding agreement.

Very truly yours,

MOTRICITY, INC.

By:	/s/ James R. Smith, Jr.
Name: James R. Smith, Jr.
Title: Interim Chief Executive Officer

Acknowledged and agreed to this 29th day of September 2011.

/s/ Chuck Scullion
Chuck Scullion